                                                                                                Exhibit 99.2

From: Mitch Gross
Sent: Thursday, April 12, 2007 8:35 AM
To: ALL MOBIUS
Subject: Important Announcement
Importance: High

All Mobius,

I am pleased and excited to announce that last night, Mobius entered into a definitive agreement to merge with Allen Systems Group ( www.asg.com).  Founded in 1986 by Mr. Art Allen, ASG is a privately-held global enterprise software firm providing a full range of software solutions in Metadata Management, Applications Management, Operations Management, Content Management, Performance Management, Identity Management, and Enterprise Management. ASG is headquartered in Naples, Florida, with more than 60 offices serving the Americas, Europe, Middle East, Africa, and Asia/Pacific.

As described in the attached press release, ASG has agreed to pay each shareholder $10.05 per share of Mobius stock, for a total of over $211,000,000.  In addition, the vesting of all Mobius employee stock options, restricted stock and restricted stock units will be accelerated upon completion of the merger.   Holders of employee options will receive a cash payment equal to $10.05 less the per share exercise price of that option.  Holders of restricted stock and restricted stock units will receive $10.05 per restricted share or unit, as applicable.  There are a number of steps to complete the merger including regulatory approval, SEC filings and stockholder approval at a special meeting.   We anticipate this will all occur during the second or third calendar quarter.

It is my belief that this merger will result in a stronger Mobius, able to provide better service to our customers and partners.  As part of a larger organization Mobius will be positioned to accelerate achievement of our strategic goals. Joining forces with ASG will allow Mobius and ASG to leverage each other’s core strengths.  I am proud of the high quality of our customers, products and employees.  I feel that, with our common vision of the software industry, and complementary product sets, this combination will enable us to provide an even broader range of powerful solutions to the marketplaces we serve.

What do we do now?  This does not in any way affect what we do on a day to day basis.  We must continue to conduct business as usual and to honor all our commitments to our customers, partners, shareholders and our fellow employees. We must make sure to continue providing our customers the same level of service they have come to expect from Mobius and assure them of our dedication to their needs as we move into the next phase of Mobius corporate life.

At 1:00 PM today we will have a company-wide meeting at The Renaissance Westchester Hotel.  Mr. Art Allen, founder, CEO and President of Allen Systems Group and I will be available to discuss the merger and answer your questions.  As usual Carmela will be providing directions to the hotel and dial-in instructions for those not in Rye.  In addition, I have established an e-mail box AskMitch@mobius.com where you can ask any questions you may have about the merger. We will post answers to common questions on the MRC Home tab of the Mobius Resource Center (mrc.mobius.com) website as appropriate.

I thank you for all of your support over the years and I am sure I will have your continued support as Mobius moves into the future.

Mitch

In connection with the proposed transaction, Mobius will promptly file with the Securities Exchange Commission (the “Commission”) a Current Report on Form 8-K, which will include the merger agreement and related documents, and will also file with the Commission in the near future a proxy statement.   Stockholders are advised to read the proxy statement when it becomes available because important information will be contained therein.  The proxy statement will be sent to stockholders of Mobius in connection with the company’s solicitation of their adoption of the merger agreement between Mobius and ASG.  Once filed, investors and stockholders will be able to obtain a free copy of that document and other documents filed by Mobius with the Commission at the Commission’s website located at http://www.sec.gov.  Once filed, the proxy statement will also be available from Mobius by contacting Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580, Attention: Investor Relations, (914) 921-7200.  This press release is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Mobius.

Statements contained in this e-mail may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties.  In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, and/or with respect to the proposed merger with ASG, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, market acceptance of Mobius's products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, long and unpredictable sales cycles, technological change, product concentration, competition, international sales and operations, protection of intellectual property, extended payment risk, sufficient revenues from professional services, dependence on licensed technology, risk of product defects, product liability, expansion of indirect channels, management of growth, dependence on executive management, other key employees and subcontractors, consolidation in the industries we market and sell, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. Certain other important factors that cause actual events not to occur as expressed in such forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the merger by Mobius’s stockholders, antitrust clearance and certain other governmental approvals in a timely manner or at all, and the failure of various other closing conditions contained in the merger agreement to be satisfied as provided therein.  These risks and uncertainties are described in detail from time to time in Mobius’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 11, 2006, and its Quarterly Reports on Form 10-Q.  Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.